UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2022

VIVAKOR, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

433 Lawndale Drive South Salt Lake City, Utah	84115
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 281-2606

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Product Off-Take Agreement

On April 26, 2022 (the “Effective Date”), Vivakor, Inc. (the “Company”), through its subsidiary Vivaventures Energy Group, Inc., entered into a Product Off-Take Agreement (the “Agreement”), with Hot Oil Transport, LLC, a Nevada limited liability company (the “Buyer”). Pursuant to the Agreement, the Company plans to produce asphalt that meets the specifications for PG 64-22 grade, as set forth by the Nevada Department of Transportation and the American Association of State Highway and Transportation Officials (the “Product”) from a to-be-scaled processing plant to be located in Uintah County, Utah, and as may be relocated from time to time by the Company (the “Plant”). The Buyer will be obligated to purchase from the Company certain quantities of the Product from the Plant once the Plant begins to produce the Product, on the terms and conditions set forth in the Agreement.

The quantity of the Product to be sold and purchased pursuant to this Agreement will be (i) 1,000 tons of the Product per week, or (ii) the entirety of any lesser amount that may be produced by the Company during any given week. The Buyer will also have the first right of refusal to purchase all or any portion of additional Product that may be produced by the Company within the state of Utah upon the same terms and conditions, except that the purchase price shall be at market rate as determined in the Company’s sole discretion.

Pursuant to the Agreement, the rates for the sale and purchase of up to 1,000 tons of Product per week will be determined on the basis of an average 1,000 tons per week, a price per ton using the “Argus Rockies Rail Low” price for asphalt in the Rocky Mountain region as set forth in the most recent edition of Argus Americas Asphalt report, produced by Argus Media Group, as of the date of delivery (the “Unit Price”). Once calculated, the weekly purchase price will be reduced by $1,500 in order to compensate Buyer for costs associated with testing, providing storage tanks for Buyer’s minimum quantity purchases, and certifying the quality of the Product, for so long as Buyer is providing the testing facilities for the Product. As noted above, the purchase price for any Product over 1,000 tons per week will be at market rate, as determined by the Company. In the event the Unit Price drops below $250, the Company will have the right to suspend production of the Product upon written notice to the Buyer.

The Agreement provides for an initial term of ten years. The Agreement will automatically renew for two successive ten-year terms, subject to the Company’s right to continue operating at the current Plant site, unless either party terminates the Agreement by written notice to the other party not less than three months prior to the expiration of the term. During a term, the Agreement can only be terminated for (i) abandonment or termination of Project by the Company; (ii) default by the other party; or (iii) in connection with occurrence of a force majeure.

The foregoing description of the Agreement and is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as exhibit 10.1, to this report and is incorporated by reference herein.

Item 8.01	Other Events.

On April 27, 2022, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1#	Product Off-Take Agreement, by and between Vivaventures Energy Group, Inc., and Hot Oil Transport, LLC, dated April 26, 2022
99.1	Press Release announcing the signing of the Product Off-Take Agreement
104	Cover Page Interactive Data File (formatted as Inline XBRL).

# Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplemental copies of omitted schedules to the Securities and Exchange Commission or its staff upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

By:	/s/ Matthew Nicosia
Name:	Matthew Nicosia
Title:	Chief Executive Officer

Dated: May 2, 2022

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